Exhibit 3.25

Operating Agreement

Dated as of November 20, 2007

KOPPERS ASIA LLC

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ARTICLE VII	PERSONAL LIABILITY OF MEMBERS, MANAGERS AND OFFICERS; INDEMNIFICATION	5

7.1	Limitation of Liability	5
7.2	Standard of Care	5
7.3	Indemnification	6
7.4	Contract Right; Expenses	6
7.5	Indemnification of Employees and Agents	6
7.6	Nonexclusive Right	6
7.7	Severability	6
7.8	Insurance	6

ARTICLE VIII	VOTING BY THE MEMBER; TRANSFERS	7

8.1	Voting Rights	7
8.2	Transfers	7

ARTICLE IX	CONTRIBUTIONS TO THE COMPANY AND DISTRIBUTIONS AND PERCENTAGE INTERESTS	7

9.1	Initial Capital Contributions	7
9.2	Additional Capital Contributions	7
9.3	Percentage Interests	7
9.4	Distributions	7
9.5	Interest on and Return of Capital Contributions	7
9.6	Loans to Company	7

ARTICLE X	DISSOLUTION AND TERMINATION	7

10.1	Dissolution	7
10.2	Winding Up	8
10.3	Distribution of Assets Upon Winding Up	8
10.4	Certificate of Cancellation	8

ARTICLE XI	MISCELLANEOUS PROVISIONS	8

11.1	Notices	8
11.2	Application of Delaware Law	8
11.3	Amendment	9
11.4	Execution of Additional Instruments	9
11.5	Construction	9
11.6	Headings	9
11.7	Waivers	9
11.8	Rights and Remedies Cumulative	9
11.9	Severability	9
11.10	Successors and Assigns	9

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11.11	Creditors	9

APPENDIX A	Name and Address of Member

APPENDIX B	Capital Contributions and Percentage Interests

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OPERATING AGREEMENT

THIS OPERATING AGREEMENT (the “Operating Agreement”) is made and entered into as of November 20, 2007, by KOPPERS INC., a Pennsylvania corporation (“Koppers”), and KOPPERS ASIA LLC, a Delaware limited liability company (the “Company”).

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

In addition to terms defined elsewhere in this Operating Agreement, the following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a) “Board of Managers” has the meaning set forth in Section 5.1.

(b) “Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by the Member whenever made. “Initial Capital Contribution” shall mean the initial contribution to the capital of the Company pursuant to this Operating Agreement.

(c) “Certificate of Formation” shall mean the Certificate of Formation of the Company as filed with the Delaware Secretary of State, as the same may be amended from time to time.

(d) “Company” shall mean Koppers Asia LLC.

(e) “Delaware Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et. seq.), as the same may be amended from time to time.

(f) “Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year.

(g) “Manager” shall mean one or more members of the Board of Managers of the Company.

(h) “Member” shall mean Koppers or any successor to, or transferee of, Koppers’ Membership Interest.

(i) “Membership Interest” shall mean the Member’s entire interest in the Company, including the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Member granted pursuant to this Operating Agreement or the Delaware Act.

(j) “Operating Agreement” shall mean this Operating Agreement, as amended from time to time.

(k) “Person” shall mean any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity.

ARTICLE II

FORMATION OF COMPANY

2.1 Formation. The Company has been created by the filing of the Certificate of Formation with the Delaware Secretary of State on November 20, 2007.

2.2 Name. The name of the Company is “Koppers Asia LLC”.

2.3 Registered Office and Registered Agent. The Company’s initial registered office is 2711 Centerville Road, Suite 600, Wilmington, Delaware 19808, and the Company’s registered agent at such address is Corporation Service Company.

2.4 Term. The Company’s existence shall be perpetual unless dissolved pursuant to the Delaware Act or this Operating Agreement.

2.5 No Certificates of Membership Interests. Membership Interests shall not be represented by certificates.

ARTICLE III

BUSINESS OF COMPANY; POWERS

The Company may carry on any lawful business, purpose or activity with the exception of those specifically prohibited by the Delaware Act, and the Company shall possess and may exercise all the powers and privileges granted by the Delaware Act or by any other law or by this Operating Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

ARTICLE IV

NAME AND ADDRESS OF THE MEMBER

The name and address of the sole Member of the Company is set forth in Appendix A. Appendix A shall be deemed amended to reflect any successor to the Member or any transferee of the Member’s Membership Interest.

ARTICLE V

RIGHTS AND DUTIES OF BOARD OF MANAGERS

5.1 Management. The business and affairs of the Company shall be managed by its “Board of Managers.” The Board of Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business and objectives. No one Manager may take or effect any action on behalf of the Company or otherwise bind the Company in the absence of a formal delegation of authority by the Board of Managers to such Manager. Unless authorized to do so by this Operating Agreement or by the Board of Managers, neither the Member nor any officer, employee, attorney in fact or other agent of the Company shall have any power or authority to bind the Company.

5.2 Number, Election, Tenure and Qualifications. The number of Managers which shall constitute the first Board of Managers shall be three (3). Thereafter, the number of Managers of the Company shall be fixed from time to time by the Member. Managers shall be appointed by the Member. Each Manager shall hold office until the earlier of his or her death, resignation or removal or the appointment of a successor. A Manager need not be a member of the Company.

5.3 Resignations. Any Manager may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time is specified, at the time of its receipt by the Chairman of the Board, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.

5.4 Vacancies. If the office of any Manager becomes vacant, the Member may appoint any qualified person to fill such vacancy, who shall hold office until his or her successor shall be duly chosen.

5.5 Removal. Any Manager may be removed either for or without cause at any time by the Member. The vacancy thus created may be filled by the Member.

5.6 Committees. The Board of Managers may, by resolution or resolutions passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more Managers of the Company. Except as prohibited by applicable law, any such committee, to the extent provided in the resolution of the Board of Managers, or in this Operating Agreement, shall have and may exercise all the powers and authority of the Board of Managers in the management of the business and affairs of the Company.

5.7 Meetings.

(a) Regular meetings of the Board of Managers may be held on at least seven days’ notice to each Manager, at such places and times as shall be determined from time to time by resolution of the Board of Managers.

(b) Special meetings of the Board of Managers may be called by the Chairman of the Board, the President or the Secretary on the written request of any Manager on at least fourteen days’ notice to each Manager (except that notice to any Manager may be waived in writing by such Manager either before or after the meeting) and shall be held at such place or places as may be determined by the Board of Managers, or as shall be stated in the call of the meeting.

(c) Managers or members of any committee designated by the Board of Managers, may participate in any meeting of the Board of Managers or any committee thereof by means of a telephone or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting.

5.8 Quorum; Voting. A majority of the Managers shall constitute a quorum for the transaction of business. If at any meeting of the Board of Managers there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers unless the Certificate of Formation of the Company or this Operating Agreement shall require the vote of a greater number. The vote of a majority of the Managers comprising a committee shall be the act of such committee unless the Certificate of Formation of the Company or this Operating Agreement or the Board of Managers shall require the vote of a greater number.

5.9 Compensation. Managers shall not receive any stated salary for their services as Managers or as members of committees, but by resolution of the Board of Managers a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any Manager from serving the Company in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

5.10 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers or of any committee thereof may be taken without a meeting, if a written consent thereto is signed by all Managers or all members of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Managers or such committee.

ARTICLE VI

OFFICERS

6.1 Officers. The officers of the Company shall be a Chairman of the Board, a President, a Treasurer and a Secretary, all of whom shall be elected by the Board of Managers and shall hold office for such terms as shall be determined by the Board of Managers or until their successors are elected and qualified. In addition, the Board of Managers may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms, and shall exercise such powers and perform such duties, as shall be determined from time to time by the Board of Managers.

6.2 Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Managers and shall have and perform such other duties as may be assigned to him or her by the Board of Managers. The Chairman may delegate to any other officer such executive and other powers and duties as he or she deems advisable. In case of the absence or disability of the Chairman, these duties shall be performed by the President.

6.3 President. The President shall be the chief executive officer of the Company. The President shall have general supervision over the affairs of the Company and over the other officers and shall perform all such other duties as directed by the Board of Managers. The President may delegate to any other officer such executive and other powers and duties as he or she deems advisable. In case of the absence or disability of the President, these duties shall be performed by the Treasurer.

6.4 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Company. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers. The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Managers, the Chairman of the Board or the President, taking proper vouchers for such disbursements. The Treasurer shall render to the Chairman of the Board, the President and the Board of Managers at the regular meetings of the Board of Managers, or whenever they may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Company. If required by the Board of Managers, the Treasurer shall give the Company a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Managers shall prescribe. At the direction of the Treasurer or in the event of his or her absence or disability, an Assistant Treasurer shall perform the duties of the Treasurer. Each Assistant Treasurer shall have and exercise such further powers and duties as may be incident to the office or as may be conferred upon, or assigned to, him or her by the Board of Managers.

6.5 Secretary. The Secretary shall give, or cause to be given, notice of all meetings of the Board of Managers and all other notices required by law or by this Operating Agreement, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board or the President, or by the Managers, upon whose request the meeting is called as provided in this Operating Agreement. The Secretary shall record all the proceedings of the meetings of the Board of Managers, any committee thereof in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board of Managers, the Chairman of the Board or the President. The Board of Managers may appoint one or more Assistant Secretaries who shall assist the Secretary in the performance of his or her duties. At the direction of the Secretary or in the event of his or her absence or disability, an Assistant Secretary shall perform the duties of the Secretary. Each Assistant Secretary shall have and exercise such further powers and duties as may be incident to the office or as may be conferred upon, or assigned to, him or her by the Board of Managers.

6.6 Signing Authority. Each of the Chairman of the Board and the President, shall have full power and authority, in the name and on behalf of the Company, to execute, acknowledge and deliver any and all agreements, instruments or other documents relating to property or rights of all kinds held or owned by the Company or to the operation of the Company, all as may be incidental to the operation of the Company and subject to limitations as the Board of Managers may impose. Any such agreement, instrument or document may also be executed, acknowledged and delivered in the name and on behalf of the Company, by such other officers, employees or agents of the Company as the Board of Managers or the President may from time to time authorize. In each such case, the authority so conferred shall be subject to such limitations as the Board of Managers may impose. Any officer, employee or agent authorized hereunder to execute, acknowledge and deliver any such agreement, instrument or document is also authorized to cause the Secretary, any Assistant Secretary or any other authorized Person to attest it.

6.7 Voting and Acting With Respect to Stock and Other Securities Owned by the Company. Each of the Chairman of the Board and the President shall have the power and authority to vote and act with respect to all stock and other securities or equity interests in any other corporation, partnership, trust, limited liability company or other entity owned by the Company, subject to such limitations as the Board of Managers may impose. Such power and authority may be conferred upon any other officer, employee or agent by the Board of Managers, and such authority may be general or may be limited to specific instances. Any Person so authorized shall have the power to appoint an attorney or attorneys, with general power of substitution, as proxies for the Company with full power to vote and act on behalf of the Company with respect to such stock and other securities or equity interests.

ARTICLE VII

PERSONAL LIABILITY OF MEMBERS, MANAGERS AND OFFICERS;

INDEMNIFICATION

7.1 Limitation of Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Manager or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Manager, or officer.

7.2 Standard of Care. To the fullest extent permitted by law, neither a Manager nor officer of the Company shall have any personal liability whatsoever to the Company, to any Member, on account of such Person’s status a Manager or officer of the Company or by reason of such Person’s acts or omissions in connection with the conduct of the business of the Company; provided, that, in the case of a Manager or officer, such Person acted in good faith for a purpose which such Person reasonably believed to be in, or not opposed to, the best interests of the Company and with respect to any criminal action or proceeding, such Person had no reasonable cause to believe that such conduct was unlawful.

7.3 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold any Person made, or threatened to be made, a party to an action or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) including an action by or in the right of the Company, by reason of the fact that such Person was or is a Manager, Member or officer of the Company, an Affiliate of a Manager, Member or officer of the Company, or an officer, director, shareholder, partner, member, employee, manager or agent of any of the foregoing, against all judgments, fines, amounts paid in settlement and reasonable expenses (including investigation, accounting and attorney fees incurred as a result of such proceeding, or any appeal therein (and including, without limitation, indemnification against active or passive negligence, gross negligence or breach of duty); provided, in the case of a Manager or officer, such Person acted in good faith, for a purpose which such Person reasonably believed to be in, or not opposed to, the best interests of the Company and with respect to any criminal action or proceeding, such Person had no reasonable cause to believe that such conduct was unlawful. The termination of any such civil or criminal proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent shall not in itself create a presumption that any such Person did not act in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the Company or that he or she had reasonable cause to believe that his or her conduct was unlawful. The Company’s indemnification obligations hereunder shall survive the termination of the Company.

7.4 Contract Right; Expenses. The right to indemnification conferred in this ARTICLE VII shall be a contract right and shall include the right to require the Company to advance the expenses incurred by the indemnified Person in defending any such proceeding in advance of its final disposition; provided, that, if the Delaware Act so requires, the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon receipt by the Company of an undertaking, by or on behalf of the indemnified Person, to repay all so advanced if it shall ultimately be determined that such Person is entitled to be indemnified under this ARTICLE VII or otherwise.

7.5 Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Board of Managers, grant rights indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of Sections 7.3 with respect to the indemnification and advancement of expenses of Managers, Members and/or officers of the Company.

7.6 Nonexclusive Right. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of final disposition conferred in this ARTICLE VII shall not be exclusive of any other right which any Person may have or hereafter acquire under any contract or agreement, or under any insurance policy obtained for the benefit of a Manager, Member or officer of the Company.

7.7 Severability. If any provision of this ARTICLE VII is determined to be unenforceable in whole or in part, such provision shall nonetheless be enforced to the fullest extent permissible, it being the intent of this ARTICLE VII to provide indemnification to all Persons eligible hereunder to the fullest extent permitted under law.

7.8 Insurance. The Board of Managers may cause the Company to purchase and maintain insurance on behalf of any Person (including, without limitation, any Person entitled to indemnification hereunder and any Person who is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise) against any liability asserted against that Person and incurred by that Person in any such capacity or arising out of that Person’s status as an agent, whether or not the Company would have the power to indemnify that Person against liability under the provisions of Section 7.3 or under applicable law.

ARTICLE VIII

VOTING BY THE MEMBER; TRANSFERS

8.1 Voting Rights. The Member shall have the right to vote in respect of the Company. Action taken by the Member may be evidenced by a written consent signed on behalf of the Member.

8.2 Transfers. The Member may Transfer all or part of its Membership Interest. Upon the transfer of the Membership Interest, the transferee shall be admitted as a member at the time of transfer and shall obtain all of the rights appurtenant to being a Member of the Company.

ARTICLE IX

CONTRIBUTIONS TO THE COMPANY AND DISTRIBUTIONS

AND PERCENTAGE INTERESTS

9.1 Initial Capital Contributions. The Member has made the contribution to the Company set forth on Appendix B as its Initial Capital Contribution.

9.2 Additional Capital Contributions. The Member may, but shall not be required to, make any additional Capital Contributions.

9.3 Percentage Interests. The Percentage Interest of the Member shall be set forth on Appendix B.

9.4 Distributions. Distributions shall be made to the Member, in accordance with the Member’s Percentage Interest as then set forth on Appendix B, at the time and in the amounts determined by the Board of Managers.

9.5 Interest on and Return of Capital Contributions. The Member shall not be entitled to interest on its Capital Contribution or a return of its Capital Contribution, except its rights, if any, to a liquidating distribution under Article X.

9.6 Loans to Company. Nothing in this Operating Agreement shall prevent the Member from making secured or unsecured loans to the Company by agreement with the Company.

ARTICLE X

DISSOLUTION AND TERMINATION

10.1 Dissolution. (a) The Company shall be dissolved upon and only upon the occurrence of any of the following events:

(i) upon the determination of the Member; or

(ii) at any time there are no members, provided, that the Company will not be dissolved and wound up if a member is admitted to the Company, effective as of the occurrence of this event that terminated the continued membership of the last remaining member, at the direction of and with the consent of the last remaining member within 90 days after the occurrence of the event that terminated the continued membership of such last remaining member; or

(iii) the entry of an order of judicial dissolution under Section 18-802 of the Delaware Act.

(b) Dissolution of the Company shall be effective on the day on which an event described above occurs, but the existence of the Company shall not terminate until a Certificate of Cancellation, as required by Section 18-203 of the Delaware Act, shall be filed and the assets of the Company are distributed as provided in Section 10.3 below. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business and affairs of the Company shall continue to be governed by this Operating Agreement.

10.2 Winding Up. The Member may wind up the Company’s affairs or appoint a liquidating trustee.

10.3 Distribution of Assets Upon Winding Up. The assets of the Company shall be distributed as follows:

(a) to creditors, including the Member or Managers who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for distributions to the Member under Section 18-601 or 18-604 of the Delaware Act.

(b) to the Member in satisfaction of liabilities for distributions under Section 18-601 or 18-604 of the Delaware Act; and

(c) to the Member.

10.4 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Member, the Company shall file a Certificate of Cancellation as required by Section 18-203 of the Delaware Act.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Operating Agreement shall be in writing and shall be deemed to have been given when actually received. Any such notice, demand or communication may be given by mail, express package service or telefax and shall be addressed to the Member at the address shown in Appendix A, and/or to the Company at its principal office, or to such other address as a party may from time to time designate by notice to the other party.

11.2 Application of Delaware Law. This Operating Agreement, and the application of interpretation hereof, shall be subject to and is governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Delaware Act and the Certificate of Formation. In the event of a direct conflict between the provisions of the Pennsylvania Act or provisions of the Certificate of Formation and the provisions of this Operating Agreement, the provision of the Delaware Act or the Certificate of Formation, as the case may be, will be controlling.

11.3 Amendment. This Operating Agreement may be amended at any time in writing by the Member.

11.4 Execution of Additional Instruments. The Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

11.5 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

11.6 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

11.7 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

11.8 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

11.9 Severability. If any provision of this Operating Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

11.10 Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their successors and assigns.

11.11 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of the Company.

IN WITNESS WHEREOF, each of the parties has caused the signature of its duly authorized officer to be set forth below as of the day and year first above written.

THE MEMBER:

KOPPERS INC.

By:
Name:	Walter W. Turner
Title:	President and Chief Executive Officer

THE COMPANY:

KOPPERS ASIA LLC

By:
Name:	Kevin J. Fitzgerald
Title:	Chairman of the Board of Managers

APPENDIX A

Name and Address of Member

Koppers Inc.

436 Seventh Avenue

Pittsburgh, PA 15219

APPENDIX B

CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

Member	Capital Contribution	Percentage Interest
Koppers Inc.	$100	100.000%